ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          LEGG MASON INCOME TRUST, INC.

         FIRST: The Board of Directors ("Board") of Legg Mason Income Trust, Inc., a Maryland Corporation ("Corporation") organized on April 28, 1987, has, by action on May 13, 1994, reclassified three hundred million (300,000,000) shares of capital stock of the Corporation. Of the one billion (1,000,000,000) shares of capital stock that the Corporation has authority to issue:

(1) fifty million (50,000,000) shares, which were previously classified as the U.S. Government Intermediate-Term Portfolio, including all of those outstanding at the time these Articles Supplementary become effective, have been designated as shares of the U.S. Government Intermediate-Term Portfolio, Class A;

(2) fifty million (50,000,000) shares which were previously classified as the Investment Grade Income Portfolio, including all of those outstanding at the time these Articles Supplementary become effective, have been designated as shares of the Investment Grade Income Portfolio, Class A;

(3) fifty million (50,000,000) shares, previously classified as shares of the High Yield Portfolio, including all of those outstanding at the time these Articles Supplementary become effective, have been designated as shares of the High Yield Portfolio, Class A;

(4) fifty million (50,000,000) unissued shares, previously classified as shares of the High Yield Portfolio, have been reclassified as shares of the High Yield Portfolio, Class Y;

(5) fifty million (50,000,000) unissued shares, previously classified as shares of the U.S. Government Money Market Portfolio, have been reclassified as shares of the U.S. Government Intermediate-Term Portfolio, Class Y;

(6) fifty million (50,000,000) unissued shares, previously classified as shares of the U.S. Government Money Market Portfolio, have been reclassified as shares of the Investment Grade Income Portfolio, Class Y;

(7) seven hundred million (700,000,000) shares, previously classified as the Legg Mason U.S. Government Money Market Portfolio, including all shares of the Legg Mason U.S. Government Money Market Portfolio outstanding at the time these Articles Supplementary become effective, remain so classified.

         The par value of the shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Before the designation and reclassification described herein, the aggregate par value of all of the authorized shares was one million (1,000,000) dollars and so remains.

         The Class A and Class Y shares of each Portfolio shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as provided in the Corporation's Articles of Incorporation and as set forth below:

(1) The net asset values of Class A shares and Class Y shares shall be calculated separately. In calculating the net asset values,

         (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 (or equivalent fees by any other name) attributable to any other class;

         (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

         (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of the Portfolio, except as the Securities and Exchange Commission may otherwise require;

(2) Dividends and other distributions shall be paid on Class A shares and Class Y shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A shares and Class Y shares. In calculating the amount of any dividend or other distribution,

         (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 (or equivalent fees by any other name) attributable to any other class;

         (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

         (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of the Portfolio, except as the Securities and Exchange Commission may otherwise require;

(3) Each class shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes shall vote together, and every share, regardless of class, shall have an equal vote with every other share.

         SECOND: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has authority to issue remains unchanged.

         FOURTH: The reclassification described herein was effected by the Board of Directors of the Corporation pursuant to a power contained in Sections 5.1 and 5.2 of the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned President of Legg Mason Income Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:  July   , 1994


/s/Edmund J. Cashman, Jr.              Attest:  /s/Blanche P. Roche
-------------------------------               ----------------------------------
Edmund J. Cashman, Jr.                          Blanche P. Roche
President                                       Assistant Vice President

Baltimore, Maryland   (ss)
Subscribed and sworn to before me this _______ day of __________________, 1994.

/s/Melody N. McFaddin
----------------------
Notary Public